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                           EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

- --------------------------------------------------------------------------------------------------------------------------
                                                          Three Months Ended                        Six Months Ended
                                                               June 30                                  June 30
(in thousands, except per share data)                  1996                1995                   1996             1995
- --------------------------------------------------------------------------------------------------------------------------

Primary:
- --------
Actual shares outstanding                              8,427            8,198                     8,427            8,198
                                                       =====            =====                     =====            =====

Average shares outstanding                             8,421            8,125                     8,396            8,112

Net effect of dilutive stock options
 based on the treasury stock method
 using the average market price                          356              385                       349              379
                                                   ----------       ----------                ----------       ----------

             Total Shares Outstanding                  8,777            8,510                     8,745            8,491
                                                       =====            =====                     =====            =====


Net Income                                        $    5,605       $    4,405               $    10,910       $    8,115
                                                       =====            =====                    ======            =====


Net Income Per Share                              $     0.64       $     0.52               $      1.25       $     0.96
                                                        ====             ====                      ====             ====



Fully Diluted:
- -------------

Actual shares outstanding                              8,427            8,198                     8,427            8,198
                                                       =====            =====                     =====            =====

Average shares outstanding                             8,421            8,124                     8,396            8,111

Net effect of dilutive stock options based
 on the treasury stock method using the
 average market price or quarter end price,
 whichever is greater                                    361              400                       361              400
                                                   ----------       ----------                ----------       ----------
             Total Shares Outstanding                  8,782            8,524                     8,757            8,511
                                                       =====            =====                     =====            =====


Net Income                                        $    5,605       $    4,405               $    10,910       $    8,115
                                                       =====            =====                    ======            =====

Net Income Per Share                              $     0.64       $     0.52               $      1.25       $     0.95
                                                        ====             ====                      ====             ====

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